Exhibit 99.1

Marshall & Ilsley Corporation	Metavante Technologies, Inc.

770 North Water Street	4900 W. Brown Deer Rd.
Milwaukee, WI 53202	Milwaukee, WI 53223
414 765-7700 Main	414 357-2290 Main
www.mibank.com	www.metavante.com

For Release:	Immediately

Contacts:	Greg Smith Marshall & Ilsley Corporation 414-765-7727 Dave Urban Marshall & Ilsley Corporation 414 765-7853	Chip Swearngan Metavante Technologies, Inc. 414 357-3688

Marshall & Ilsley Corporation and Metavante

Technologies, Inc. Announce Completion of Separation

MILWAUKEE, Wis. – Nov. 1 – Marshall & Ilsley Corporation (NYSE: MI - News) and Metavante Technologies, Inc. (NYSE: MV - News) announced today that they have completed the separation of Marshall & Ilsley Corporation and Metavante Corporation.

As a result of the transaction, Marshall & Ilsley Corporation has separated into two independent publicly-traded companies: new Marshall & Ilsley Corporation and Metavante Technologies, Inc. The shares of each company’s common stock have been authorized for listing on the New York Stock Exchange. Beginning November 2, 2007, new Marshall & Ilsley Corporation will continue to trade under its traditional symbol, “MI,” and the newly created holding company, Metavante Technologies, Inc., will trade under the symbol “MV.”

New Marshall & Ilsley Corporation will pay the cash dividend that was announced on October 18, 2007 by “old” Marshall & Ilsley Corporation. The regular quarterly cash dividend of $0.31 per share is payable on December 14, 2007 to shareholders of record of new Marshall & Ilsley Corporation at the close of business on November 30, 2007. New Marshall & Ilsley expects to continue to pay regular quarterly dividends to shareholders of $0.31 per share in accordance with Marshall & Ilsley’s previously announced dividend policy; the declaration and amount of any such future dividends, however, will be determined by new Marshall & Ilsley’s board of directors and will depend on new Marshall & Ilsley’s earnings and any other factors that the board of directors believes are relevant.

Marshall & Ilsley Corporation (NYSE: MI - News) is a diversified financial services corporation headquartered in Milwaukee, Wis. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I has 49 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 14 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (http://www.mibank.com or http://www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Metavante Corporation delivers banking and payments technologies to over 8,600 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, and business transformation services. Headquartered in Milwaukee, Metavante is operated by Metavante Technologies, Inc. (NYSE: MV - News), a holding company that anticipates to begin trading on the New York Stock Exchange on Nov. 2, 2007.